The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS Greenwich Capital will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbsgc.com.

This free writing prospectus is being delivered to you solely to provide you with information about the offering and to solicit an offer to purchase the offered securities. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase such securities. Any such commitment shall be subject to the conditions specified below.

This free writing prospectus is not required to contain all of the information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase the offered securities, supercedes any prior version of this free writing prospectus and any information contained in any prior similar free writing prospectus relating to these securities. If a preliminary prospectus is conveyed to you prior to your commitment to purchase, that document supersedes all other information provided to you concerning the offered securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue any such securities or any similar securities, and all or a portion of the securities may not be issued that have the characteristics described herein. The underwriters' obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of the securities having the characteristics described herein. If, for any reason, the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

For asset-backed and mortgage-backed securities: Certain of the information contained herein may be based on numerous assumptions (including preliminary assumptions about the pool assets and structure), which may not be specifically identified as assumptions in the information. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you.

Any legends, disclaimers or other notices that may appear below or on any electronic communication to which this free writing prospectus is attached which state that (1) these materials do not constitute an offer (or a solicitation of an offer), (2) no representation is made as to the accuracy or completeness of these materials and that these materials may not be updated or (3) these materials may be confidential are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

NATIONSTAR 2006-B
2ND LIENS

		Minimum	Maximum
Scheduled Principal Balance	$40,946,513	$1,036	$206,600
Average Scheduled Principal Balance	$43,887
Number of Mortgage Loans	933

Arrearage	$428,246	$0	$262,255

Weighted Average Gross Coupon	12.45%	6.00%	17.99%
Weighted Average FICO Score	630	439	787
Weighted Average Combined Original LTV	91.67%	29.39%	100.00%

Weighted Average Original Term	324 months	60 months	360 months
Weighted Average Stated Remaining Term	317 months	12 months	360 months
Weighted Average Seasoning	7 months	0 months	105 months

Weighted Average Gross Margin	0.000%	0.000%	0.000%
Weighted Average Minimum Interest Rate	0.000%	0.000%	0.000%
Weighted Average Maximum Interest Rate	0.000%	0.000%	0.000%
Weighted Average Initial Rate Cap	0.000%	0.000%	0.000%
Weighted Average Subsequent Rate Cap	0.000%	0.000%	0.000%
Weighted Average Months to Roll	months	months	months

Maturity Date		Jul 10 2007	Aug 15 2036
Maximum Zip Code Concentration	0.91%	98038

Fixed Rate	100.00%	Condominium	5.78%
		PUD	25.56%
Fixed Rate	89.90%	Single Family	65.81%
Fixed Rate 30/15 Balloon	10.10%	Townhouse	2.20%
		Two-Four Family	0.66%
Not Interest Only	100.00%
		Investor	0.13%
Prepay Penalty: 0 months	54.04%	Primary	99.39%
Prepay Penalty: 12 months	1.74%	Second Home	0.47%
Prepay Penalty: 24 months	8.90%
Prepay Penalty: 36 months	33.02%	Top 5 States:
Prepay Penalty: 60 months	2.29%	California	22.12%
		Florida	11.83%
Second Lien	100.00%	Texas	9.85%
		Arizona	7.45%
Full Documentation	74.91%	New Jersey	4.39%
Limited Documentation	5.23%
No Income Verification	19.86%	Bankruptcy	0.63%
		Not Bankruptcy	99.37%
Cash Out Refinance	57.24%
Purchase	41.07%	Not Section 32	99.27%
Rate/Term Refinance	1.69%	Section 32	0.73%

NATIONSTAR 2006-B

2ND LIENS

Current Principal Balance	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 - 50,000.00	634	17,528,746.02	42.81%	12.527	306	91.30	623
50,000.01 - 100,000.00	250	17,223,217.07	42.06%	12.461	327	91.86	637
100,000.01 - 150,000.00	43	5,103,572.80	12.46%	12.333	317	94.55	635
150,000.01 - 200,000.00	5	884,377.36	2.16%	11.271	357	79.96	636
200,000.01 - 250,000.00	1	206,600.00	0.50%	13.920	360	85.49	612
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Current Gross Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
6.000 - 6.499	1	24,024.53	0.06%	6.000	356	100.00	638
8.000 - 8.499	1	6,691.41	0.02%	8.250	358	100.00	772
8.500 - 8.999	5	233,548.13	0.57%	8.849	327	79.55	657
9.000 - 9.499	8	577,378.31	1.41%	9.131	326	82.62	666
9.500 - 9.999	33	1,307,734.14	3.19%	9.837	295	91.45	650
10.000 -10.499	28	1,588,241.48	3.88%	10.242	335	90.40	663
10.500 -10.999	50	1,783,610.68	4.36%	10.791	325	93.36	653
11.000 -11.499	68	3,113,086.90	7.60%	11.247	291	90.26	643
11.500 -11.999	117	5,314,170.22	12.98%	11.765	309	90.15	645
12.000 -12.499	127	5,853,131.08	14.29%	12.254	333	89.73	626
12.500 -12.999	164	7,257,948.11	17.73%	12.765	304	94.59	625
13.000 -13.499	100	4,580,142.38	11.19%	13.234	326	92.76	626
13.500 -13.999	103	4,329,805.44	10.57%	13.739	326	89.90	613
14.000 -14.499	72	2,719,541.70	6.64%	14.225	314	92.34	605
14.500 -14.999	43	1,877,907.31	4.59%	14.687	337	96.07	619
15.000 -15.499	7	310,657.12	0.76%	15.103	357	99.28	597
15.500 -15.999	2	44,071.02	0.11%	15.601	336	95.12	596
16.000 -16.499	1	8,590.00	0.02%	16.150	48	80.00	563
16.500 -16.999	1	9,837.17	0.02%	16.700	109	75.00	508
17.500 -17.999	2	6,396.12	0.02%	17.990	39	87.64	586
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

FICO	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
400-499	28	565,988.75	1.38%	12.839	199	80.72	482
500-524	25	535,413.04	1.31%	12.476	176	83.47	509
525-549	24	519,012.98	1.27%	12.448	234	82.67	537
550-574	53	1,523,018.10	3.72%	12.598	270	85.80	566
575-599	128	5,723,910.46	13.98%	13.268	326	92.88	589
600-624	183	8,909,582.97	21.76%	12.943	329	91.16	611
625-649	216	10,457,550.29	25.54%	12.285	324	91.24	636
650-674	141	6,787,943.06	16.58%	11.843	322	92.88	662
675-699	70	3,354,167.94	8.19%	12.026	316	95.24	687
700+	65	2,569,925.66	6.28%	11.648	322	94.02	723
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Combined Original LTV	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01- 49.99	11	390,414.66	0.95%	12.245	319	44.01	652
50.00- 54.99	6	250,522.16	0.61%	12.064	314	53.24	611
55.00- 59.99	9	302,034.66	0.74%	11.452	269	57.03	600
60.00- 64.99	11	379,422.33	0.93%	11.935	300	62.59	636
65.00- 69.99	25	1,262,654.02	3.08%	12.074	303	67.61	617
70.00- 74.99	36	2,029,221.93	4.96%	12.287	317	72.31	618
75.00- 79.99	74	2,585,335.91	6.31%	11.977	271	77.66	621
80.00	25	778,539.84	1.90%	13.169	255	80.00	579
80.01- 84.99	59	2,585,674.55	6.31%	12.230	291	82.23	626
85.00- 89.99	63	3,210,648.60	7.84%	12.633	312	86.44	617
90.00- 94.99	34	1,739,274.31	4.25%	12.899	338	92.84	631
95.00- 99.99	81	3,824,068.86	9.34%	12.652	332	97.91	642
100.00	499	21,608,701.42	52.77%	12.486	327	100.00	636
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
60	1	35,000.00	0.09%	11.150	60	76.33	653
72	1	3,776.34	0.01%	11.950	13	85.49	470
84	2	9,253.12	0.02%	13.503	23	80.64	475
96	1	6,908.44	0.02%	8.990	37	54.83	680
120	39	558,407.20	1.36%	12.518	77	73.01	600
180	153	6,144,254.52	15.01%	12.328	164	92.51	624
195	1	35,000.00	0.09%	13.200	195	76.18	616
228	1	56,475.00	0.14%	12.010	228	95.49	690
240	48	1,594,288.54	3.89%	12.414	208	82.02	612
276	1	109,828.46	0.27%	11.220	274	78.70	651
300	1	45,766.47	0.11%	12.550	240	80.00	467
360	684	32,347,555.16	79.00%	12.486	357	92.41	633
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Stated Remaining Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
1- 60	34	333,387.93	0.81%	12.554	50	76.05	592
61-120	72	1,357,583.58	3.32%	12.390	106	78.37	593
121-180	108	5,484,660.61	13.39%	12.350	175	94.37	629
181-240	34	1,313,497.51	3.21%	12.277	223	81.01	616
241-300	19	585,152.21	1.43%	12.191	285	79.92	581
301-360	666	31,872,231.41	77.84%	12.487	358	92.59	634
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Debt Ratio	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.01 -20.00	13	406,955.41	0.99%	12.761	284	73.27	623
20.01 -25.00	16	433,613.57	1.06%	12.438	293	86.07	630
25.01 -30.00	41	1,543,972.54	3.77%	12.648	301	85.28	624
30.01 -35.00	85	2,935,224.25	7.17%	12.351	291	87.22	628
35.01 -40.00	102	3,611,521.13	8.82%	12.456	315	90.25	629
40.01 -45.00	217	8,827,606.95	21.56%	12.195	315	92.05	637
45.01 -50.00	299	15,103,051.99	36.88%	12.648	319	91.91	629
50.01 -55.00	138	6,759,335.50	16.51%	12.463	332	95.24	627
55.01 -60.00	22	1,325,231.91	3.24%	11.863	345	96.92	640
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

FRM/ARM	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Fixed Rate	933	40,946,513.25	100.00%	12.455	317	91.67	630
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Product	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Fixed Rate	866	36,812,640.64	89.90%	12.465	333	90.96	630
Fixed Rate 30/15 Balloon	67	4,133,872.61	10.10%	12.365	178	97.95	631
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Interest Only	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Not Interest Only	933	40,946,513.25	100.00%	12.455	317	91.67	630
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Prepay Penalty: 0 months	586	22,129,048.40	54.04%	12.709	316	92.00	629
Prepay Penalty: 12 months	12	713,881.07	1.74%	11.598	285	94.01	643
Prepay Penalty: 24 months	60	3,643,324.14	8.90%	12.039	287	99.67	643
Prepay Penalty: 36 months	229	13,522,581.11	33.02%	12.245	340	89.69	632
Prepay Penalty: 60 months	46	937,678.53	2.29%	11.764	169	79.69	596
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Lien	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Second Lien	933	40,946,513.25	100.00%	12.455	317	91.67	630
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Documentation Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Full Documentation	742	30,673,099.11	74.91%	12.454	316	90.29	624
Limited Documentation	36	2,141,221.07	5.23%	12.590	333	83.18	621
No Income Verification	155	8,132,193.07	19.86%	12.425	318	99.12	659
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Loan Purpose	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Cash Out Refinance	494	23,436,413.57	57.24%	12.665	315	86.35	625
Purchase	417	16,817,853.07	41.07%	12.159	321	99.51	639
Rate/Term Refinance	22	692,246.61	1.69%	12.549	302	81.18	632
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Property Type	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Condominium	53	2,365,190.20	5.78%	12.261	323	97.17	649
PUD	230	10,464,650.11	25.56%	12.405	324	95.33	632
Single Family	628	26,946,056.74	65.81%	12.467	314	90.02	629
Townhouse	16	900,618.65	2.20%	12.985	334	91.14	622
Two-Four Family	6	269,997.55	0.66%	13.139	339	67.87	640
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Occupancy Status	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Investor	3	55,223.00	0.13%	12.294	261	87.02	603
Primary	926	40,698,153.02	99.39%	12.447	317	91.66	630
Second Home	4	193,137.23	0.47%	14.096	359	95.62	664
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

State	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Alabama	1	75,000.00	0.18%	12.750	180	83.32	760
Arizona	62	3,051,239.14	7.45%	12.731	327	94.07	625
California	114	9,058,818.28	22.12%	11.838	320	92.00	638
Colorado	19	932,015.31	2.28%	12.110	356	93.65	630
Connecticut	6	255,437.01	0.62%	12.202	293	90.91	649
Delaware	3	120,000.00	0.29%	12.306	273	78.15	635
Florida	98	4,844,804.17	11.83%	12.362	323	90.87	633
Georgia	39	1,393,320.85	3.40%	12.993	346	97.96	619
Idaho	2	84,700.00	0.21%	12.594	360	86.39	660
Illinois	17	571,673.47	1.40%	12.200	314	95.52	647
Indiana	10	189,301.27	0.46%	12.849	293	94.05	624
Iowa	7	108,035.30	0.26%	13.185	304	90.43	610
Kansas	8	286,530.09	0.70%	12.790	215	85.30	539
Kentucky	9	231,480.25	0.57%	12.272	249	92.04	606
Louisiana	5	88,544.22	0.22%	13.608	218	83.90	590
Maine	1	5,988.01	0.01%	11.325	359	100.00	644
Maryland	10	555,241.90	1.36%	12.506	352	89.16	634
Massachusetts	13	737,021.81	1.80%	12.330	317	87.27	641
Michigan	23	807,068.19	1.97%	13.514	340	93.98	613
Minnesota	9	333,490.21	0.81%	10.794	307	97.04	633
Mississippi	4	39,301.35	0.10%	12.747	88	90.10	545
Missouri	16	283,929.44	0.69%	12.225	215	90.68	642
Montana	1	20,347.69	0.05%	11.990	121	82.10	491
Nebraska	2	32,132.55	0.08%	13.138	131	66.30	600
Nevada	20	1,126,896.02	2.75%	12.309	350	92.96	640
New Hampshire	6	264,970.06	0.65%	12.852	351	89.10	615
New Jersey	31	1,798,105.53	4.39%	12.552	332	84.67	641
New Mexico	12	316,905.93	0.77%	12.859	289	94.85	634
New York	13	719,415.62	1.76%	13.532	358	82.06	634
North Carolina	27	768,407.08	1.88%	12.819	324	98.32	618
Ohio	28	717,993.99	1.75%	13.087	331	95.02	619
Oklahoma	10	210,574.36	0.51%	12.132	283	85.88	607
Oregon	8	312,958.01	0.76%	12.322	303	91.67	644
Pennsylvania	32	1,185,546.49	2.90%	12.582	311	84.56	632
Rhode Island	3	173,000.00	0.42%	13.330	360	97.11	648
South Carolina	14	545,207.86	1.33%	13.080	334	95.52	627
Tennessee	25	632,303.09	1.54%	12.587	188	94.29	603
Texas	151	4,032,124.76	9.85%	12.321	309	91.51	621
Utah	5	150,868.68	0.37%	12.456	310	96.76	627
Vermont	2	66,166.74	0.16%	14.115	359	100.00	624
Virginia	29	1,696,257.56	4.14%	13.069	324	92.18	636
Washington	25	1,559,516.74	3.81%	12.862	279	93.35	640
West Virginia	2	48,640.30	0.12%	14.054	356	97.62	641
Wisconsin	11	515,233.92	1.26%	13.956	312	89.29	610
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Gross Margin	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Minimum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Maximum Interest Rate	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Initial Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Subsequent Periodic Rate Cap	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Next Rate Change Date	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Total	0	0.00	100.00%	0.000	0	0.00	0

Arrearage	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
0.00	829	39,026,732.72	95.31%	12.446	324	92.15	635
0.01 - 1,000.00	50	844,664.19	2.06%	12.665	169	78.97	546
1,000.01 - 2,000.00	19	361,930.18	0.88%	12.001	173	84.64	525
2,000.01 - 3,000.00	18	259,993.17	0.63%	12.932	152	85.25	538
3,000.01 - 4,000.00	6	174,129.16	0.43%	12.723	147	85.01	565
4,000.01 - 5,000.00	3	73,366.49	0.18%	14.275	278	81.74	508
5,000.01 - 6,000.00	4	94,702.32	0.23%	12.475	249	85.37	544
6,000.01 - 7,000.00	1	39,398.63	0.10%	14.800	293	69.72	459
7,000.01 - 8,000.00	1	23,721.20	0.06%	11.000	112	94.91	569
10,000.01 - 11,000.00	1	17,989.52	0.04%	12.990	112	70.00	520
20,000.01+	1	29,885.67	0.07%	11.350	348	85.31	509
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Bankruptcy	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Bankruptcy	15	257,781.91	0.63%	12.647	154	85.65	561
Not Bankruptcy	918	40,688,731.34	99.37%	12.454	319	91.71	631
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630

Section 32	# of Loans	Current Principal Balance	Pct by Curr Prin Bal	Weighted Average Gross Coupon	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV	Weighted Average FICO
Not Section 32	908	40,648,999.54	99.27%	12.450	319	91.76	631
Section 32	25	297,513.71	0.73%	13.106	114	79.24	581
Total	933	40,946,513.25	100.00%	12.455	317	91.67	630